Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the 27th day of February, 2018 (the “Effective Date”), between Viveve Medical, Inc., a Delaware corporation (the “Company”), and Patricia K. Scheller (the “Executive”).

WHEREAS, the Company and the Executive are parties to an offer letter, dated May 14, 2012 (the “Prior Agreement”), which the Company and the Executive intend to replace with this Agreement; and

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company on the new terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.     Employment.

(a)     Term. The term of this Agreement shall commence on the Effective Date and continue until terminated in accordance with the provisions hereof (the “Term”).

(b)     Position and Duties. During the Term, the Executive shall serve as the Chief Executive Officer of the Company, and shall have supervision and control over and responsibility for the day-to-day business and affairs of the Company as may from time to time be prescribed by the Board of Directors of the Company (the “Board”), provided that such duties are consistent with the Executive’s position or other positions that the Executive may hold from time to time. The Executive shall devote substantially all of the Executive’s full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, and may receive compensation from such other boards, with the approval of the Board, which shall not be unreasonably withheld and so long as such service does not materially interfere with the Executive’s performance of the Executive’s duties to the Company as provided in this Agreement.

2.     Compensation and Related Matters.

(a)     Base Salary. The Executive’s initial annual base salary shall be $414,250. The Executive’s base salary shall be reviewed annually by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for executive officers, but no less frequently than semi-monthly. The Executive shall not be required to defer any portion of Base Salary.

(b)     Cash Incentive Compensation. During the Term, the Executive shall be eligible to receive annual cash incentive compensation as determined by the Board or the Compensation Committee from time to time. The Executive’s initial target annual cash incentive compensation shall be fifty (50) percent of the Executive’s Base Salary, and shall be subject to such thresholds as set forth in the Company’s then current compensation policy and guidelines applicable to executives. The target annual cash incentive compensation in effect at any given time is referred to herein as the “Target Annual Cash Incentive Compensation.” Except as otherwise provided herein, to earn cash incentive compensation, the Executive must be employed by the Company on the day such cash incentive compensation is paid. Payment of the annual cash incentive compensation shall be made by the Company consistent with the Company’s then current compensation policy and guidelines applicable to executives. The Executive shall be entitled to participate in any other bonus plan established by the Board or the Compensation Committee for executives that is in addition to the Target Annual Cash Incentive Compensation.

(c)     Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable and documented expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executive officers.

(d)     Equity Grants. Each year during the Term, the Board shall review Executive’s equity eligibility.

(e)     Other Benefits. During the Term, the Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.

(f)     Vacations. During the Term, the Executive shall be entitled to paid vacation in accordance with the Company’s policies and procedures in effect from time to time. The Executive shall also be entitled to all paid holidays given by the Company to its executive officers.

3.     Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)     Death. The Executive’s employment hereunder shall terminate upon the Executive’s death, except that such termination shall not affect any vested rights which Executive may have at the time of death pursuant to any insurance or other death benefit plans or agreements of the Company, which shall continue to be governed by the provision of such plans and agreements.

(b)     Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. Such termination shall not affect any vested rights which Executive may have at the time of such disability pursuant to any insurance or other disability plans or agreements of the Company, which shall continue to be governed by the provision of such plans and agreements. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Notwithstanding anything to the contrary set forth in this Section 3(b), nothing in this Section 3(b) shall be construed to limit or waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c)     Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) Executive’s unauthorized use or disclosure of the Company’s Confidential Information (as defined in the Restrictive Covenants Agreement that is defined below), which use or disclosure causes material harm to the Company, (ii) Executive’s material breach of any agreement between Executive and the Company, (iii) Executive’s material failure to comply with the Company’s written policies or rules, (iv) Executive’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (v) Executive’s gross negligence or willful misconduct, (vi) Executive’s continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors, or (vii) Executive’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested Executive’s cooperation. Where the alleged Cause is susceptible of cure, the Company shall provide the Executive with written and reasonable notice specifying the facts constituting the alleged Cause and thirty (30) days opportunity to cure. Should the Company contend that the alleged Cause has not been cured, the Company shall so advise the Executive in writing and shall provide Executive with an opportunity to be heard by the Board before the Board determines whether Cause exists to terminate Executive’s employment pursuant to this subparagraph. Where the alleged Cause is not susceptible of cure, similarly the Company shall provide the Executive with written and reasonable notice specifying the facts constituting the alleged Cause and an opportunity to be heard by the Board before the Board determines whether Cause exists to determine Executive’s employment pursuant to this subparagraph.

(d)     Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e)     Termination by the Executive. The Executive may terminate the Executive’s employment hereunder at any time for any reason, including but not limited to, Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events without the Executive’s consent: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution from the then-current levels of the Executive’s Base Salary or Target Annual Cash Incentive Compensation, except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all senior management employees of the Company; (iii) a change in the geographic location at which the Executive provides services to the Company to a location that is more than fifty (50) miles from where Executive provides services to the Company on the Effective Date (which for the avoidance of doubt does not include a change of location if the Executive telecommutes and voluntarily relocates or decides to start commuting into the office); or (iv) the material breach of this Agreement by the Company. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 90 days after such condition is known to the Executive; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist, or while cured temporarily, recurs; and (v) the Executive terminates the Executive’s employment within twelve (12) months after a Good Reason condition exists. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred solely for that occurrence of that condition and shall not preclude any other future occurrences of any condition from constituting “Good Reason”.

(f)     Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g)     Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b), by the Company for Cause under Section 3(c) or by the Company without Cause under Section 3(d), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, 60 days after the date on which a Notice of Termination is given, and (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

4.     Compensation Upon Termination.

(a)     Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement) and unused vacation that accrued through the Date of Termination on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).

(b)     Termination by the Company Without Cause or by the Executive with Good Reason. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates the Executive’s employment for Good Reason as provided in Section 3(e), then the Company shall pay the Executive the Accrued Benefit. In addition, subject to the Executive resigning as a member of the Board, as applicable, and signing a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement, in a form and manner satisfactory to the Company (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming fully effective no later than sixty (60) days following the Termination Date:

(i)     the Company shall pay the Executive an amount equal to twelve (12) months of the Executive’s Base Salary, (prior to any reduction in Base Salary triggering a resignation for Good Reason, if applicable) plus any incentive compensation earned with respect to any completed calendar year period but unpaid as of the Date of Termination (the “Severance Amount”); and

(ii)     upon the Date of Termination, notwithstanding any other provision contained in any applicable option agreement or other stock-based award agreement, all stock options and other stock-based awards held by the Executive in which the Executive would have vested if she had remained employed for an additional six (6) months following the Date of Termination shall vest and become exercisable or nonforfeitable as of the Date of Termination; and

(iii)     if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment until the earlier of (a) 12 months following the date of termination, (b) the end of the Executive’s COBRA health continuation period, or (c) the date the Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (and the Executive’s eligibility for any such benefits shall be promptly reported by the Executive to the Company), in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company; and

(c)     the amounts payable under Section 4(b)(i) and (iii) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

5.     Change in Control Payment. The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control (as defined below). These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to the Executive’s assigned duties and the Executive’s objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within 12 months after the occurrence of any event constituting a Change in Control.

(a)     Change in Control. During the Term, if within 12 months after a Change in Control, the Executive’s employment is terminated by the Company (or its successors or assigns) without Cause as provided in Section 3(d) or the Executive terminates the Executive’s employment for Good Reason as provided in Section 3(e), then, subject to the Executive resigning as a member of the Board, as applicable, and signing the Separation Agreement and Release and the Separation Agreement and Release becoming fully effective no later than sixty (60) days following the Termination Date:

(i)     the Company shall pay the Executive a lump sum in cash in an amount equal to 1.5 times the sum of (A) the Executive’s then current Base Salary (prior to any reduction in Base Salary triggering a resignation for Good Reason, if applicable or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (B) the Executive’s Target Annual Cash Incentive Compensation for the then-current year; and

(ii)      except as otherwise expressly provided in any applicable option agreement or other stock-based award agreement, all stock options and other stock-based awards held by the Executive that are subject to time-based vesting shall immediately accelerate and become fully exercisable and/or nonforfeitable as of the Date of Termination; and

(iii)     if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment until the earlier of (a) 18 months following the date of termination, (b) the end of the Executive’s COBRA health continuation period or (c) the date the Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (and the Executive’s eligibility for any such benefits shall be promptly reported by the Executive to the Company), in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company; and

(iv)     The amounts payable under this Section 5(a) shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

(b)     Additional Limitation.

(i)     Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii)     For purposes of this Section 5(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii)     The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(b)(i) shall be made, at the expense of the Company, by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(c)     Definitions. For purposes of this Section 5, the following terms shall have the following meanings:

“Change in Control” shall mean any of the following:

(i)     any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”), any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(ii)     the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(iii)     the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

6.     Section 409A.

(a)     Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)     All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)     To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)     The parties intend that this Agreement will be administered either to comply with the applicable requirements of Section 409A of the Code or satisfy the requirements of an applicable exception thereto. To the extent that any provision of this Agreement is ambiguous as to its compliance with the preceding sentence the provision shall be construed in such a manner so that all payments under such provision either comply with the applicable requirements of Section 409A of the Code or satisfy the requirements of an applicable exception thereto. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). Whenever a payment under this Agreement specifies a payment period, the actual date of payment within such specified period shall be within the sole discretion of the Company, and the Executive shall have no right (directly or indirectly) to determine the year in which such payment is made. With regard to any payments to be made in accordance with the payroll schedule of the Company, in the event of any change in the payroll schedule of the Company, each installment or payment to be made under this Agreement shall be made (according to such new payroll schedule) within thirty (30) days of the payroll date that would apply pursuant to the payroll schedule in effect on the Effective Date.

(e)     The parties agree that this Agreement shall be amended, as reasonably requested by either party, and as necessary to fully comply with the applicable provisions of Section 409A of the Code and all related rules and regulations or to satisfy the requirements of an applicable exception thereto in order to preserve the intended economics of the payments and benefits provided to the Executive hereunder.

(f)     The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7.     Confidential Information and Cooperation.

(a)     Restrictive Covenants Agreement. The terms of the Confidential Information and Invention Assignment Agreement, dated as of the date hereof (the “Restrictive Covenants Agreement”), between the Company and the Executive, attached hereto as Exhibit A, continue to be in full force and effect and are incorporated by reference in this Agreement. The Executive hereby reaffirms the terms of the Restrictive Covenants Agreement as material terms of this Agreement.

(b)     Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(c)     Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company, excluding any such claims or actions brought or asserted by the Company against Executive. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(c) including reasonable attorney fees for the services of a lawyer of Executive’s choice, as approved by the Board, which approval shall not be unreasonably delayed or withheld. In addition, the Company shall pay Executive a per diem fee equal to Executive’s daily rate of compensation at the time of the cessation of Executive’s employment with the Company hereunder (based on the Base Salary then in effect), for each day that Executive is required to provide assistance to the Company.

(d)     Relief. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in the Restrictive Covenants Agreement or this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company. In addition, in the event the Executive breaches the Restrictive Covenants Agreement of this Section 7 during a period when the Executive is receiving severance payments pursuant to Section 4 or Section 5, the Company shall have the right to suspend or terminate such severance payments. Such suspension or termination shall not limit the Company’s other options with respect to relief for such breach and shall not relieve the Executive of the Executive’s duties under this Agreement.

(e)     Protected Disclosures and Other Protected Action. Nothing contained in this Agreement limits the Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including the Executive’s ability to provide documents or other information, without notice to the Company, nor do any of the provisions of the Restrictive Covenants Agreement apply to truthful testimony in litigation. If the Executive has executed the Separation Agreement and if (i) Executive files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on the Executive’s behalf, or (ii) any other third party pursues any claim on the Executive’s behalf, the Executive waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided that nothing in this Agreement limits any right the Executive may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

(f)     Conflict. If there is a conflict between the Restrictive Covenants Agreement and this Agreement, this Agreement controls, provided that the Executive’s obligations under the Restrictive Covenant agreement should be read in conjunction with Executive’s obligations hereunder to effect the greatest restriction possible.

8.     Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the state and federal courts of the State of California. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

9.     Integration. Subject to paragraph 7(f), this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, including the Prior Agreement, provided that the Restrictive Covenants Agreement remains in full force and effect.

10.     Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

11.     Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after the Executive’s termination of employment but prior to the completion by the Company of all payments due the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).

12.     Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.     Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

14.     Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15.     Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

16.     Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

17.     Governing Law. This Agreement shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles thereof.

18.     Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

19.     Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

20.     Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

21.     Legal Counsel. The Executive hereby acknowledges that the Executive has been advised prior to execution of this Agreement, to seek the advice of legal counsel and has retained and sought the advice of legal counsel in connection with this Agreement. Subject to execution of this Agreement and related documentation by the parties, the Company shall reimburse the Executive for legal fees paid by the Executive, but only up to $10,000, for such legal counsel’s review and advice in respect hereof; provided, that the Executive shall provide reasonable documentation in support thereof. The Executive hereby acknowledges that the Executive has carefully reviewed this Agreement, that the Executive knows and understand the terms of the Agreement, that the Executive has been given adequate time to consider whether to execute the Agreement, that the Executive executed this Agreement knowingly and voluntarily as the Executive’s own free act and deed, and that this Agreement was entered into without fraud, duress or economic or other coercion.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

Viveve Medical, Inc.

By:	/s/ Dan Janney
Its:	Chairman of the Board

Executive

/s/ Patricia K. Scheller
Patricia K. Scheller

Exhibit A

Restrictive Covenants Agreement

VIVEVE, INC.

CONFIDENTIAL INFORMATION AND INVENTION

ASSIGNMENT AGREEMENT

As contemplated in my employment agreement with Viveve, Inc., as a condition of my employment with Viveve, Inc. and its subsidiaries, (collectively, the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following:

1.     Confidential Information.

A.     Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company, except under a non- disclosure agreement duly authorized and executed by the Company. I understand that “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information. I further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

B.     Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

C.     Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

2.     Inventions.

A.     Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company and to which I have any right, title, or interest (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or service a Prior Invention owned by me or in which I have an interest, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

B.     Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as “Inventions”), except as provided in Section 2.F below. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such invention.

C.     Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

D.     Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

E.     Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

F.     Exceptions to Assignment. This Agreement does not obligate me to assign to the Company any Invention which, in the sole judgment of the Company, reasonably exercised, was or is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company or of the Company’s Confidential Information. However, I will also promptly disclose to the Company any such Inventions for the purpose of determining whether they qualify for such exclusion.

3.     Conflicting Employment. I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation or consulting directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

4.     Returning Company Documents and Property. I agree that, at the time my employment with the Company ends for any reason, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to Section 2.D. In the event of the termination of my employment for any reason, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit B.

5.     Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement. Notification to my new employer will not include information regarding my compensation, option grants, benefits or severance arrangements.

6.     Non-Solicitation of Employees. I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity.

7.     Conflict of Interest Guidelines. I agree to diligently adhere to the Conflict of Interest

Guidelines attached as Exhibit C hereto.

8.     Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.

9.     Remedies Upon Breach. I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief, without the posting of a bond to the extent permitted by applicable law.

10.     General Provisions.

A.     Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of Colorado. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Colorado for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

B.     Entire Agreement. This Agreement, together with the Employment Agreement, sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions or representations between us including, but not limited to, any representations made during my interview(s) or relocation negotiations, whether written or oral. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the President of the Company and me. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

C.     Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

D.     Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement, except as expressly stated. Notwithstanding anything to the contrary herein, the Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of the Company’s relevant assets, whether by merger, consolidation, sale of assets or stock, or otherwise and such successor or assignee will have rights to enforce this Agreement, and I hereby consent to such assignment. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company and for any parent, subsidiary or affiliate of the Company to whose employ I may be transferred without the necessity that this Agreement be re-signed at the time of such transfer. In the event of any such transfer of my employment and/or assignment of this Agreement to any parent, subsidiary, affiliate, successor or assign of the Company, references to the “Company” in this Agreement shall mean and include the Company (as defined above) and such applicable parent, subsidiary, affiliate, successor or assign.

E.     Survivorship. The rights and obligations of the parties to this Agreement will survive termination of my employment with the Company.

F.     Protected Disclosures and Other Protected Actions. Nothing contained in this Agreement limits my ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”).  In addition, nothing contained in this Agreement limits my ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including my ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation.  If I file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on my behalf, or if any other third party pursues any claim on my behalf, I waive any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided that nothing in this Agreement limits any right I may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

G.     Defend Trade Secrets Act. I acknowledge receipt of the following notice under 18 U.S.C § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

(signature page follows)

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

Date:	February 27, 2018	/s/ Patricia Scheller
Signature

Patricia Scheller
Name of Employee (typed or printed)

Accepted and Agreed to: Viveve, Inc.

/s/ Dan Janney
By: Dan Janney Its: Chairman of the Board Dated: February 27, 2018

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

____ No inventions or improvements

____ Additional Sheets Attached

Signature of Employee:

Print Name of Employee:

Date:

EXHIBIT B

VIVEVE, INC.

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Viveve, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidential Information, and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know- how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from this date, I will not solicit, induce, recruit or encourage any of the Company’s employees to leave their employment.

Date:

(Employee’s Signature)

(Type/Print Employee’s Name)

EXHIBIT C

VIVEVE, INC.

CONFLICT OF INTEREST GUIDELINES

It is the policy of Viveve, Inc. to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the President and written approval for continuation must be obtained.

1.     Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The At Will Employment, Confidential Information and Invention Assignment Agreement elaborates on this principle and is a binding agreement.)

2.     Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3.     Participating in civic or professional organizations that might involve divulging confidential information of the Company.

4.     Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5.     Initiating or approving any form of personal or social harassment of employees.

6.     Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.

7.     Borrowing from or lending to employees, customers or suppliers.

8.     Acquiring real estate of interest to the Company.

9.     Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10.     Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

11.     Making any unlawful agreement with distributors with respect to prices.

12.     Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

13.     Engaging in any conduct which is not in the best interest of the Company.

Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.